Filed pursuant to Rule 424(b)(5)
Registration No. 333-156002

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 8, 2008 and
Prospectus Supplement Dated September 15, 2009)

UDR, INC.

Common Stock

Pursuant to the ATM Equity OfferingSM* sales agreement dated September 15, 2009, entered into between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, or the Agents, which was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 15, 2009 and is incorporated herein by reference, we sold 4,395,601 shares of our common stock, par value $0.01 per share, through the Agents, acting as sales agents or principals, between November 9, 2010 and April 4, 2011.

Our common stock is listed and trades on the New York Stock Exchange, or NYSE, under the symbol “UDR.” The last reported sale price of our common stock on the NYSE on May 3, 2011 was $25.73 per share.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated December 8, 2008, the prospectus supplement dated September 15, 2009, the prospectus supplement dated October 20, 2009, the prospectus supplement dated February 10, 2010, the prospectus supplement dated May 4, 2010, the prospectus supplement dated August 3, 2010 and the prospectus supplement dated November 9, 2010.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement dated September 15, 2009 and on page 1 of the accompanying prospectus dated December 8, 2008, and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Morgan Stanley

The date of this prospectus supplement is May 3, 2011.

* ATM Equity Offering is a service mark of Merrill Lynch & Co., Inc.